               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            Form 8-K

                         CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  08-16-94


                            AMERON, INC.
        (Exact name of registrant as specified in its charter)



     Delaware                   1-9102          77-0100596
(State or other jurisdiction    (Commission     (I.R.S. Employer
of Incorporation)               File Number)    Identification No.)




245 South Los Robles Ave., Pasadena, California          91101
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (818) 683-4000




















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Item 5      OTHER EVENTS

The attached announcement was released to the news media on August
16, 1994.






















                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            AMERON, INC.



Date:  August 17, 1994       By:  /s/ Javier Solis
                                  Senior Vice President and
                                  Secretary













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                                                     NEWS RELEASE

AMERON
Corporate Office                                     August 16,
1994

Contact:  Dan Stracner                     For Immediate Release
          (818) 683-4040,, ext. 711


PASADENA, Calif. - James S. Marlen, president and chief executive officer of Ameron, Inc. (NYSE), announced today that the senior management of Ameron's multi-national fiberglass pipe business has been consolidated under a single worldwide management group that will be headquartered in Houston, Texas. Management of the business had previously been divided among three groups operating from Burkburnett, Texas; Geldermalsen, Netherlands; and Singapore.

Henry C. Koehler, formerly president-directeur of the operation in the Netherlands and general manager of the operation in Singapore, has been named president of the newly consolidated business. A native of Whitehall, Pa., and a graduate of the University of Virginia, Koehler has been an Ameron executive since 1978.

"This new organization will simplify management structure, facilitate program coordination, unify decision making and provide a sharper strategic focus for our fiberglass pipe business," Marlen said. "Locating the headquarters in Houston will also put our senior management in close proximity to many of our most important customers, including global oil companies and engineering firms."

Ameron manufactures a comprehensive line of fiberglass pipe products for general industry, service station fuel handling, the oilfield, marine and offshore markets and military applications. Manufacturing plants are located in Burkburnett, Geldermalsen, Singapore and Spartanburg, S.C. Ameron sells fiberglass pipe products in the U.S. and more than 20 other countries.

In addition to fiberglass pipe products, Ameron manufactures and markets high-performance coatings, concrete and steel pipe systems and specialized construction products around the world. Sales in 1993 were $453.4 million.